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For Immediate Release

         VNUS MEDICAL TECHNOLOGIES REPORTS FOURTH-QUARTER 2007 RESULTS:
               54% REVENUE GROWTH AND FOURTH QUARTER PROFITABILITY
             $20.6 Million Net Revenues, $0.05 Net Income Per Share

SAN JOSE, Calif.--February 7, 2008 --VNUS(R) Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous disease, today announced its financial results for the fourth quarter ended December 31, 2007.

Net revenues for the fourth quarter increased 54% to $20.6 million compared with $13.3 million for the fourth quarter of 2006 and increased 18% when compared to the third quarter of 2007 at $17.5 million. The increase in net revenues from the prior quarters was due to continuing higher sales of disposable ClosureFAST(TM) catheters and ClosureRFS devices, and higher overall international sales. Fourth quarter disposable catheters and device unit sales increased in 2007 53% compared to the fourth quarter of 2006 and increased 19% sequentially. After adjusting for deferral of RF generator revenues in 2006, revenues in the fourth quarter of 2007 grew 41% compared to the fourth quarter of 2006.

Fourth-quarter net income was $0.9 million, compared with a net loss of $2.0 million for the fourth quarter of 2006 and a net loss of $2.2 million for the third quarter of 2007. Gross margins in the fourth quarter improved to 65.8% compared to 64.3% in the fourth quarter of 2006, and compared to 61.5% sequentially. Patent litigation expenses included in the fourth quarter were $647,000, compared to $628,000 in the comparable quarter in 2006 and $2.9 million in the third quarter in 2007. Fully diluted earnings per share for the fourth quarter was $0.05, compared with net loss per share of $0.13 for the fourth quarter of 2006 and a net loss per share of $0.14 for the third quarter of 2007.

Net income for the fourth quarter of 2007 included the effect of a non-cash charge for stock-based compensation of $411,000 or $0.03 per share. This compared with a non-cash charge for stock-based compensation of $502,000, or $0.03 per share for the corresponding quarter of 2006 and $588,000, or $0.04 per share for the third quarter of 2007. Net revenues for 2007 were $70.9 million, an increase of 37% compared with $51.7 million for 2006. Annual unit sales in unit catheters and devices increased 38% compared to 2006. The 2007 net loss was $5.5 million or $0.36 per share compared to 2006 net loss of $7.3 million or $0.48 per share. Net loss for 2007 and 2006 included patent litigation expenses of $5.2 million and $2.7 million, respectively. Excluding $1.9 million of RF generator revenues originally deferred in 2006 and subsequently recognized in 2007, net revenues in 2007 increased 29%.

VNUS' balance sheet at December 31, 2007 included cash, cash equivalents and short-term investments of $63.3 million, approximately $0.6 million less than the third quarter of 2007 due primarily to increased working capital to support growth.

"Our fourth quarter results substantially exceeded our expectations in every aspect of our business," said VNUS President and Chief Executive Officer Brian
E. Farley. "Strong market acceptance of our ClosureFAST catheter, exceptional growth in international sales, and substantial increases in RF generator sales along with our gains in manufacturing efficiencies which led to lower cost of goods and higher gross margins all contributed to our profitable quarter. We also continue to be very pleased by the latest data reported in the fourth quarter from both the multi-center clinical trial of the ClosureFAST catheter and from the Recovery Trial, a single-blinded comparative clinical trial of the ClosureFAST catheter to endovenous laser ablation. Together these trials show that the VNUS Closure procedure allows superior patient recovery compared to laser treatment and excellent efficacy at one year of over 96%. We believe the ClosureFAST catheter is emerging as the preferred treatment for venous reflux which is reflected in our strong financial growth."

VNUS also announced today its business outlook for the first-quarter and full-year 2008.

BUSINESS OUTLOOK

VNUS currently estimates that first-quarter 2008 net revenues will range from approximately $18.2 million to $19.2 million. Gross margin is expected to range from 65% to 67% in the first quarter. First-quarter operating expenses are expected to increase by approximately $0.4 million from the fourth quarter of 2007, primarily due to increased research and development and general and administrative expenses of $0.8 million partially offset by reduced patent litigation expenses of $0.4 million. VNUS expects Adjusted EBITDA for the first quarter to range from $0.0 million to ($0.7) million. The estimated net loss for the first quarter includes estimated non-cash stock-based compensation of $0.7 million to $0.8 million and patent litigation expenses of $0.2 million to $0.3 million. First-quarter net loss is estimated to range from approximately $1.1 million to $0.5 million, or a loss of $0.07 to $0.03 per share. The number of weighted average shares outstanding used to calculate estimated loss per share for the first quarter is currently expected to range from approximately 15.7 million to 15.8 million.

VNUS estimates that full-year 2008 net revenues will range from approximately $82.0 million to $86.0 million representing annual organic growth of up to 25% at the high end of the range after adjusting for deferred revenues in 2007; gross margin is expected to range from 66% to 67.5%; operating expenses are expected to range from $54.0 million to $55.5 million, including estimated charges for stock-based compensation expenses of $3.4 million to $3.8 million and patent litigation expenses of $1.5 million to $2.0 million. Sales and marketing expenses are expected to increase approximately 9% to 11% compared to 2007, research and development expenses are expected to increase approximately 14% to 16% compared to 2007 and general and administrative expenses are expected to decrease approximately 10% compared to 2007. VNUS expects full-year 2008 Adjusted EBITDA to range from $5.2 million to $7.6 million. Full-year 2008 net income is expected to range from approximately $3.3 million to $4.2 million, or diluted earnings of $0.19 to $0.24 per share. This outlook assumes approximately
17.3 million to 17.6 million weighted average diluted shares outstanding for the full year.

TODAY'S TELECONFERENCE

VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 6554815.

NON-GAAP FINANCIAL INFORMATION:

VNUS' management evaluates and makes operating decisions using various operating measures, including revenue growth exclusive of the deferral of RF generator revenues in 2006 and recognized in 2007 and adjusted earnings before interest, taxes, amortization and non-cash charges for stock-based compensation (Adjusted EBITDA). The Company believes that these non-GAAP measures, when presented in 2007 and 2008 in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors in 2007 and 2008, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way management views the Company's operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's operations because it isolates the Company's operating performance from the accounting impact of the Company's financing strategies, tax provisions, and depreciation and amortization. VNUS believes Adjusted EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA are significant components in understanding and assessing financial performance. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, will be included in future releases discussing the Company's actual 2008 financial results.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "expects," "estimates," "assumes " and "plans" or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market, clinical trial data and regulatory conditions; and continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q filed with the SEC on November 8, 2007 and its Annual Report on Form 10-K filed with the SEC on March 30, 2007. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

CONTACT:
Peter Osborne
Chief Financial Officer
(408) 360-7499
ir@vnus.com

                        --Financial Statements Attached--

                         VNUS MEDICAL TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                                       December 31, December 31,
                                                             2007        2006
                                                          ---------    ---------
ASSETS
Current assets:
         Cash and cash equivalents                        $  39,269    $  38,917
         Short-term investments                              24,067       28,996
         Accounts receivable, net                            11,456        8,246
         Inventories                                          5,793        2,798
         Prepaid expenses and other current assets            1,421        1,443
                                                          ---------    ---------
             Total current assets                            82,006       80,400
Property and equipment, net                                   4,354        4,651
Other assets                                                    130          782
                                                          ---------    ---------
             Total assets                                 $  86,490    $  85,833
                                                          =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                 $   2,366    $   1,340
         Accrued compensation and benefits                    6,040        2,708
         Other accrued liabilities                            1,571        2,979
         Deferred revenue                                     1,028        2,514
                                                          ---------    ---------
             Total current liabilities                       11,005        9,541
Other long term liabilities                                   1,996        1,544
                                                          ---------    ---------
             Total liabilities                               13,001       11,085
                                                          ---------    ---------
Commitments and Contingencies
Stockholders' equity:

         Common stock                                            15           15
         Additional paid-in capital                         122,009      117,964
         Deferred stock-based compensation                      (23)        (144)
         Accumulated other comprehensive income (loss)           21           (5)
         Accumulated deficit                                (48,533)     (43,082)
                                                          ---------    ---------
             Total stockholders' equity                      73,489       74,748
                                                          ---------    ---------
             Total liabilities and stockholders' equity   $  86,490    $  85,833
                                                          =========    =========

                         VNUS MEDICAL TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                                            Three Months Ended            Twelve Months Ended
                                                                        December 31,   December 31,    December 31,    December 31,
                                                                            2007           2006            2007            2006
                                                                          --------       --------        --------        --------

Net revenues                                                              $ 20,571       $ 13,322        $ 70,904        $ 51,681
Cost of revenues                                                             7,041          4,760          25,706          17,284
                                                                          --------       --------        --------        --------
Gross profit                                                                13,530          8,562          45,198          34,397
Operating Expenses

      Sales and marketing                                                    6,876          5,729          25,311          22,343
      Research and development                                               2,276          2,267           9,444           7,422
      General and administrative                                             4,311          3,529          19,340          15,402
                                                                          --------       --------        --------        --------
           Total Operating expenses                                         13,463         11,525          54,095          45,167
                                                                          --------       --------        --------        --------
Income (Loss) from operations                                                   67         (2,963)         (8,897)        (10,770)
Interest and other income                                                      882            973           3,451           3,471
                                                                          --------       --------        --------        --------
Income (Loss) before provision for taxes                                       949         (1,990)         (5,446)         (7,299)
Provision (benefit) for income taxes                                            41             20              78              33
                                                                          --------       --------        --------        --------
Income (Loss) before cumulative effect of change in                            908         (2,010)         (5,524)         (7,332)
   accounting principle
      Cumulative effect of accounting change in
         accounting principle                                                   --             --              --              73
                                                                          --------       --------        --------        --------
Net income (loss) after cumulative effect of change in                    $    908       $ (2,010)       $ (5,524)       $ (7,259)
   accounting principle                                                   ========       ========        ========        ========



Basic net income (loss) per share
    Income (Loss) per share before cumulative effect of change in
       accounting principle                                               $   0.06       $  (0.13)       $  (0.36)       $  (0.49)
    Cumulative effect of change in accounting principle, net of tax       $     --       $     --        $     --        $   0.01
Basic net income (loss) per share                                         $   0.06       $  (0.13)       $  (0.36)       $  (0.48)
                                                                          --------       --------        --------        --------


Diluted net Income (loss) per share
    Income (Loss) per share before cumulative effect of change in
       accounting principle                                               $   0.05       $  (0.13)       $  (0.36)       $  (0.49)
    Cumulative effect of change in accounting principle, net of tax       $     --       $     --              $-        $   0.01
Diluted net income (loss) per share                                       $   0.05       $  (0.13)       $  (0.36)       $  (0.48)
                                                                          --------       --------        --------        --------
Weighted average number of shares
Basic                                                                       15,637         15,112          15,390          15,047
Diluted                                                                     16,973         15,112          15,390          15,047
